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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors and Stockholders
TCI Satellite Entertainment, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-18165 and 333-18167) on Form S-8 of TCI Satellite Entertainment, Inc. (as defined in note 1 to the financial statements) of our report dated March 6, 1998, relating to the balance sheets of TCI Satellite Entertainment, Inc. as of December 31, 1997 and 1996, and the related statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of TCI Satellite Entertainment, Inc.


                                           KPMG Peat Marwick LLP

Denver, Colorado
March 30, 1998